Exhibit 3.30

State of Delaware Secretary of State Division of Corporations Delivered 11:47 AM 10/02/2003 FILED 12:19 PM 10/02/2003 SRV 030635258 - 3708528 FILE

CERTIFICATE OF INCORPORATION

OF

TEPNEL LIFECODES CORPORATION

FIRST: The name of the corporation is:

Tepnel Lifecodes Corporation

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is Three Thousand (3,000), and the par value of each of such share is One Cent ($0.01), amounting in the aggregate to Thirty Dollars ($30.00) of capital stock.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS
Jane Pike	c/o Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)	The election of directors need not be by written ballot.

(b)	The Board of Directors shall have the power and authority:

(1)	to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws; and

(2)	to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)	subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

SEVENTH: No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand this 2nd day of October, 2003.

/s/ Jane Pike
Jane Pike
Sole Incorporator

State of Delaware Secretary of State Division of Corporations Delivered 04:47 PM 05/01/2009 FILED 02:59 PM 05/01/2009 SRV 090420796 - 3708528 FILE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

TEPNEL LIFECODES CORPORATION

TEPNEL LIFECODES CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

FIRST: The name of the Corporation is TEPNEL LIFECODES CORPORATION.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 2, 2003.

THIRD: The Board of Directors of the Corporation, acting In accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

Article FIRST shall be amended and restated to read in its entirety as follows:

“The name of this corporation is Gen-Probe Transplant Diagnostics, Inc.”

FOURTH: Thereafter pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 1st day of May, 2009.

TEPNEL LIFECODES CORPORATION

By:	/s/ Ben Matzilevich
Ben Matzilevich, President

STATE OF DELAWARE

CERTIFICATE OF CHANGE

OF REGISTERED AGENT AND/OR

REGISTERED OFFICE

The Board of Directors of GEN-PROBE TRANSPLANT DIAGNOSTICS, INC., a Delaware Corporation, on this 12th day of June, A.D. 2009, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 12th day of June . A.D., 2009.

By:	/s/ Dru Greenhalgh
Authorized Officer

Name:	Dru Greenhalgh
Print or Type

Title:	Corporate Secretary

State of Delaware Secretary of State Division of Corporations Delivered 09:08 PM 06/12/2009 FILED 08:44 PM 06/12/2009 SRV 090614941 - 3708528 FILE

State of Delaware Secretary of State Division of Corporations Delivered 01:34 PM 11/09/2012 FILED 01:12 PM 11/09/2012 SRV 121213408 - 3708528 FILE

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

OF

GEN-PROBE TRANSPLANT DIAGNOSTICS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is:

GEN-PROBE TRANSPLANT DIAGNOSTICS, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

/s/ Maureen Cathell
Name: Maureen Cathell
Title: Vice President